STOCK TRANSFER AGREEMENT


                  THIS STOCK TRANSFER AGREEMENT (the "Agreement") is made as of the 10th day of March, 2005, by and between Riviera Holdings Corporation, a Nevada corporation (hereinafter referred to as "Company") and _____________ (hereinafter referred to as "Stockholder").

                                   WITNESSETH

                  WHEREAS, Stockholder is an employee of the Company or one of its subsidiaries; and

                  WHEREAS, Stockholder is or may become the owner of ________________ (______) shares of the Company's Common Stock, $.001 par value per share (the "Restricted Shares" or the "Shares") granted to the Stockholder pursuant to the Restricted Stock Award dated as of March 10, 2005 ("Restricted Stock Award"); and

                  WHEREAS, it is a condition of grant of such Restricted Shares under the Restricted Stock Agreement that Stockholder and the Company enter into a stock transfer restriction agreement in substantially the form hereof, and Stockholder agreed to enter into such an agreement.

                  NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter contained, and in consideration of each of the parties hereto entering into this Agreement, and intending to be legally bound hereby, the parties agree as follows:

1.       Restrictions on Transfer.

(a) Except as hereinafter provided in this Agreement and in the Restricted Stock Award, the Stockholder agrees not to sell, transfer, assign, give, pledge, or otherwise dispose of or encumber any part or all of the Shares, whether voluntarily, by operation of law, or otherwise without the prior written consent of the Board of Directors of the Company. Any attempted transfer in violation of this Agreement shall be considered null and void and the Stockholder shall continue to be treated as the owner of the Shares for all purposes of this Agreement and shall continue to be bound by all of the terms and provisions hereof.

(b) In the event William L. Westerman is no longer Chief Executive Officer of the Company due to any reason whatsoever, or any shareholder other than William
L. Westerman, Sun America Life Insurance Company or the Riviera Employees Stock Ownership Plan acquires ten percent (10%) or more of the Company's'common stock, all restrictions imposed upon Executive's Restrictive stock pursuant to this Restricted Stock Award shall immediately be released and such Restricted Stock shall thereby immediately convert to common stock with no restrictions whatsoever.



                  2.  Purchase Price.

                  The Restricted Shares are awarded at no cost to the Stockholder but are subject to the conditions set forth herein and in the Restricted Stock Award. Notwithstanding the above, if the Stockholder is terminated for cause, then Stockholder shall forfeit all Shares still subject to restrictions and all such shares shall be returned to or canceled by the Company.

                  3. Notice of Restrictions. The certificates representing the Shares affected by this Agreement shall be inscribed with the following legend:

         "The shares of stock represented by this certificate are subject to, and are transferable only in compliance with, the terms and conditions of a certain Stock Transfer Agreement dated March 10, 2005, between the registered holder of these shares and Riviera Holdings Corporation, which Agreement is on file with the Secretary of Riviera Holdings Corporation, and the holder hereof accepts and holds this certificate subject to and with notice of all of the terms, conditions and provisions of said Agreement and agrees to be bound thereby."

                  4. Deposit of Certificates. The certificates representing the Shares shall be held by the Company subject to the terms of this Agreement. The Company agrees to release and deliver to the Stockholder any such certificates when they are no longer subject to the terms of this Agreement or in order to facilitate any sale or other disposition thereof permitted hereunder.

                  5. Notice. Any and all notices, designations, consents, offers, acceptances or any other communication provided for herein shall be given in writing and personally delivered or sent by United States certified mail, return receipt requested, postage prepaid, which shall be addressed, in the case of the Company, to its principal office in the State of Nevada, and in the case of the Stockholder, to his or her last known address as reflected in the Company's records. Notices sent by United States certified mail will be deemed received on the second business day following mailing.

                  6. Resolution of Disputes. This Agreement shall be controlled by Nevada law (except to the extent preempted by federal law).

                  7. Necessary Documents. The Stockholder and his or her administrators, executors, heirs or personal representatives shall execute and deliver all necessary documents required to carry out the terms of this Agreement.

                  8. Governing Law. This Agreement shall be subject to and governed by the laws of the State of Nevada, irrespective of the fact that the Stockholder is or may become a resident of a different state.

                  9. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

                  10. Binding Effect. This Agreement shall be binding upon the Company, Stockholder, and their respective heirs, legal representatives, executors, administrators, successors and assigns. Any rights given or duties imposed upon the estate of the Stockholder upon his or her death shall inure to the benefit of and be binding upon the fiduciary of the decedent's estate in his or her fiduciary capacity.

                  11. Heirs, Successors and Assigns. Except as otherwise expressly provided, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and assigns.

                  12. Entire Agreement.

                  (a) This Agreement coupled with the Restricted Stock Award constitute the entire agreement among the parties, contains all of the agreements among the parties, and supersedes any and all other agreements or understandings, with respect to the terms and conditions related to the Shares.

                  (b) No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the Stockholder and the Company. No waiver of any provision of this Agreement shall be valid unless it is in writing.

                            [Signature page follows]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


RIVIERA HOLDINGS CORPORATION.



By: __________________________________
     Duane Krohn

Its : Treasurer__________________________


STOCKHOLDER


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